                                                               EXHIBIT 99(H)(2)
                     TRANSFER AGENCY AND REGISTRAR AGREEMENT

     AGREEMENT, dated as of February 4, 1997, between ST. CLAIR FUNDS INC. (the "Company"), a Maryland corporation having its offices at 480 Pierce Street, Suite 300, Birmingham, Michigan 48009, and IRST DATA INVESTOR SERVICES GROUP, INC. (the "Transfer Agent"), a Massachusetts corporation with principal offices at 4400 Computer Drive, Westborough, Massachusetts 02109.

                               W I T N E S S E T H
                               -------------------

     WHEREAS, the Company is authorized to issue Shares in separate series, with each such series representing interests in a separate portfolio of securities and other assets;

     WHEREAS, the Company initially intends to offer shares in those Portfolios identified in the attached Exhibit 1, and each such Portfolio, together with all other Portfolios subsequently established by the Company shall be subject to this Agreement in accordance with Section 17; and

     WHEREAS, the Company on behalf of the Portfolios, desires to appoint the Transfer Agent as its transfer agent, dividend disbursing agent and agent in connection with certain other activities and the Transfer Agent desires to accept such appointment;

     NOW, THEREFORE, in consideration of the mutual covenants and promises hereinafter set forth, the Company and the Transfer Agent agree as follows:

     1. DEFINITIONS. Whenever used in this Agreement, the following words and phrases, unless the context otherwise requires, shall have the following meanings:

        (a) "Articles of Incorporation" shall mean the Articles of Incorporation, Declaration of Trust, Partnership Agreement, or similar organizational document as the case may be, of the Company as the same may be amended form time to time.

        (b) "Authorized Person" shall be deemed to include any person, whether or not such person is an officer or employee of the Company, duly authorized to give Oral Instructions or Written Instructions on behalf of the Company as indicated in a certificate furnished to the Transfer Agent pursuant to Section 4(c) hereof as may be received by the Transfer Agent from time to time.

        (c) "Board of Directors" shall mean the Board of Directors, Board of Trustees or, if the Company is a limited partnership, the General Partner(s) of the Company, as the case may be.

        (d) "Commission" shall mean the Securities and Exchange Commission.

        (e) "Company" shall mean the entity executing this Agreement, and each Portfolio listed on Exhibit 1 or hereafter created and made subject to this Agreement in accordance with Section 17.

        (f) "Custodian" refers to any custodian or subcustodian of securities and other property which the Company may from time to time deposit, or cause to be deposited or held under the name or account of such a custodian pursuant to a Custodian Agreement.

        (g) "1940 Act" shall mean the Investment Company Act of 1940.

        (h) "Oral Instructions" shall mean instructions, other than Written Instructions, actually received by the Transfer Agent from a person reasonably believed by the Transfer Agent to be an Authorized Person.

        (i) "Prospectus" shall mean the most recently dated Company Prospectuses and Statements of Additional Information, including any supplements thereto if any, which have become effective under the Securities Act of 1933 and the 1940 Act.

        (j) "Shares" refers collectively to such shares of capital stock, beneficial interest or limited partnership interests, as the case may be, of the Company as may be issued from time to time and, if the Company is a closed-end or a series Company, as such terms are used in the 1940 Act any other class or series of stock, shares of beneficial interest or limited partnership interests that may be issued from time to time.

        (k) "Shareholder" shall mean a holder of shares of capital stock, beneficial interest or any other class or series, and also refers to partners of limited partnerships.

        (l) "Written Instructions" shall mean a written communication signed by a person reasonably believed by the Transfer Agent to be an Authorized Person and actually received by the Transfer Agent. Written Instructions shall include manually executed originals and authorized electronic transmissions, including telefacsimile of a manually executed original or other process.

     2. APPOINTMENT OF THE TRANSFER AGENT. The Company hereby appoints and constitutes the Transfer Agent as transfer agent, registrar and dividend disbursing agent for Shares of the Company and as shareholder servicing agent for the Company. The Transfer Agent accepts such appointments and agrees to perform the duties hereinafter set forth.

     3. COMPENSATION.

        (a) The Company will compensate or cause the Transfer Agent to be compensated for the performance of its obligations hereunder in accordance with the fees set forth in the written schedule of fees annexed hereto as Schedule A and incorporated herein. The Transfer Agent will transmit an invoice to the Company as soon as practicable after the end of each calendar month which will be detailed in accordance with Schedule A, and the Company will pay to the Transfer Agent the amount of such invoice within fifteen (15) days after the Company's receipt of the invoice.

        In addition, the Company agrees to pay, and will be billed separately for, out-of-pocket expenses incurred by the Transfer Agent in the performance of its duties hereunder. Out-of-pocket expenses shall include, but shall not be limited to, the items specified in the written schedule of out-of-pocket charges annexed hereto as Schedule B and incorporated herein. Schedule B may be modified by the Transfer Agent upon mutual consent of the parties hereto. Unspecified out-of-pocket expenses shall be limited to those out-of-pocket expenses reasonably incurred by the Transfer Agent in the performance of its obligations hereunder. Reimbursement by the Company for expenses incurred by the Transfer Agent in any month shall be made as soon as practicable but no later than 15 days after the receipt of an itemized bill from the Transfer Agent.

        (b) Any compensation agreed to hereunder may be adjusted form time to time by attaching to Schedule A, a revised fee schedule executed and dated by the parties hereto.

     4. DOCUMENTS. In connection with the appointment of the Transfer Agent the Company shall deliver or cause to be delivered to the Transfer Agent the following documents on or before the date this Agreement goes into effect, but in any case within a reasonable period of time for the Transfer Agent to prepare to perform its duties hereunder:

        (a) If applicable, specimens of the certificates for Shares of the Company;

        (b) All account application forms and other documents relating to Shareholder accounts or to any plan, program or service offered by the Company;

        (c) A signature card bearing the signatures of any officer of the Company or other Authorized Person who will sign Written Instructions or is authorized to give Oral Instructions;

        (d) A certified copy of the Articles of Incorporation, as amended;

        (e) A certified copy of the By-laws of the Company, as amended;

        (f) A copy of the resolution of the Board of Directors authorizing the execution and delivery of this Agreement;

        (g) A certified list of Shareholders of the Company with the name, address and taxpayer identification number of each Shareholder, and the number of Shares of the Company held by each, certificate numbers and denominations (if any certificates have been issued), lists of any accounts against which stop transfer orders have been placed, together with the reasons therefor, and the number of Shares redeemed by the Company; and

        (h) An opinion of counsel for the Company with respect to the validity of the Shares and the status of such Shares under the Securities Act of 1933, as amended.

     5. FURTHER DOCUMENTATION. The Company will also furnish the Transfer Agent with copies of the following documents promptly after the same shall become available:

        (a) each resolution of the Board of Directors authorizing the issuance of Shares;

        (b) any registration statements filed on behalf of the Company and all pre-effective and post-effective amendments thereto filed with the Commission;

        (c) a certified copy of each amendment to the Articles of Incorporation or the By-laws of the Company;

        (d) certified copies of each resolution of the Board of Directors or other authorization designating Authorized Persons; and

        (e) such other certificates, documents or opinions as the Transfer Agent may reasonably request in connection with the performance of its duties hereunder.

     6. REPRESENTATIONS OF THE COMPANY. The Company represents to the Transfer Agent that all outstanding Shares are validly issued, fully paid and non-assessable. When Shares are hereafter issued in accordance with the terms of the Company's Articles of Incorporation and its Prospectus, such Shares shall be validly issued, fully paid and non-assessable.

     7. DISTRIBUTIONS PAYABLE IN SHARES. In the event that the Board of Directors of the Company shall declare a distribution payable in Shares, the Company shall deliver or cause to be delivered to the Transfer Agent written notice of such declaration signed on behalf of the Company by an officer thereof, upon which the Transfer Agent shall be entitled to rely for all purposes, certifying (i) the identity of the Shares involved, (ii) the number of Shares involved, and (iii) that all appropriate action has been taken.

     8. DUTIES OF THE TRANSFER AGENT. The Transfer Agent shall be responsible for administering and/or performing those functions typically performed by a transfer agent; for acting as service agent in connection with dividend and distribution functions; and for performing shareholder account and administrative agent functions in connection with the issuance, transfer and redemption or repurchase (including coordination with the Custodian) of Shares in accordance with the terms of the Prospectus, applicable by law and this Agreement including without limitation, those duties specified in Schedule C attached hereto. In addition, the Company shall deliver to the Transfer Agent all notices issued by the Company with respect to the Shares in accordance with and pursuant to the Articles of Incorporation or By-laws of the Company or as required by law and shall perform such other specific duties as are set forth in the Articles of Incorporation including the giving of notice of any special or annual meetings of shareholders and any other notices required thereby.

     9. RECORD KEEPING AND OTHER INFORMATION. The Transfer Agent shall create and maintain all records required of it pursuant to its duties hereunder and as set forth in Schedule C in accordance with all applicable laws, rules, and regulations, including records required by Section 31(a) of the 1940 Act. All such records shall be the property of the Company and shall be available during regular business hours for inspection, copying and use by the Company. Where applicable, such records shall be maintained by the Transfer Agent for the periods and in the places required by Rule 31a-2 under the 1940 Act. Upon termination of this Agreement, the Transfer Agent shall deliver all such records to the Company or such person as the Company may designate.

        Upon reasonable notice by the Company, the Transfer Agent shall make available during regular business hours such of its facilities and premises employed in connection with the performance of its duties under this Agreement for reasonable visitation by the Company, or any person retained by the Company as may be necessary for the Company to evaluate the quality of the services performed by the Transfer Agent pursuant hereto.

     10. OTHER DUTIES. In addition to the duties set forth in Schedule C, the Transfer Agent shall perform such other duties and functions, and shall be paid such amounts therefor, as may from time to time be agreed upon in writing between the Company and the Transfer Agent. The compensation for such other duties and functions shall be reflected in a written amendment to Schedule A or B and the duties and functions shall be reflected in an amendment to Schedule C, both dated and signed by authorized persons of the parties hereto.

     11. RELIANCE BY TRANSFER AGENT; INSTRUCTIONS.

        (a) Provided the standard of care in Section 13 has been met, the Transfer Agent will have no liability when acting upon Written or Oral Instructions believed to have been executed or orally communicated by an Authorized Person and will not be held to have any notice of any change of authority of any person until receipt of a Written Instruction thereof from the Company pursuant to Section 4(c). Provided the standard of care in
Section 13 has been met, The Transfer Agent will also have no liability when processing Share certificates which it reasonably believes to bear the proper manual or facsimile signatures of the officers of the Company and the proper countersignature of the Transfer Agent.

        (b) At any time, the Transfer Agent may apply to any Authorized Person of the Company for Written Instructions and may seek advice from legal counsel for the Company, or its own legal counsel, with respect to any matter arising in connection with this Agreement, and provided the standard of care in Section13 has been met, it shall not be liable for any action taken or not taken or suffered by it in good faith in accordance with such Written Instructions or in accordance with the opinion of counsel for the Company or for the Transfer Agent. Written Instructions requested by the Transfer Agent will be provided by the Company within a reasonable period of time. In addition, the Transfer Agent, its officers, agents or employees, shall accept Oral Instructions or Written Instructions given to them by any person representing or acting on behalf of the Company only if said representative is an Authorized Person. The Company agrees that all Oral Instructions shall be followed within one business day by confirming Written Instructions, and that the Company's failure to so confirm shall not impair in any respect the Transfer Agent's right to rely on Oral Instructions. The Transfer Agent shall have no duty or obligation to inquire into, nor shall the Transfer Agent be responsible for, the legality of any act done by it upon the request or direction of a person reasonably believed by the Transfer Agent to be an Authorized Person.

        (c) Notwithstanding any of the foregoing provisions of this Agreement, the Transfer Agent shall be under no duty or obligation to inquire into, and shall not be liable for : (i) the legality of the issuance or sale of any Shares or the sufficiency of the amount to be received therefor; (ii) the legality of the redemption of any Shares, or the propriety of the amount to be paid therefor; (iii) the legality of the declaration of any dividend by the Board of Directors, or the legality of the issuance of any Shares in payment of any dividend; or (iv) the legality of any recapitalization or readjustment of the Shares.

     12. ACTS OF GOD, ETC.. The Transfer Agent will not be liable or responsible for delays or errors by acts of God or by reason of circumstances beyond its control, including acts of civil or military authority, national emergencies, labor difficulties, mechanical breakdown, insurrection, war, riots, or failure or unavailability of transportation, communication or power supply, fire, flood or other catastrophe.

         In the event of equipment failures beyond the Transfer Agent's control, the Transfer Agent shall, at no additional expense to the Company, take reasonable steps to minimize service interruptions but shall have no liability with respect thereto. The foregoing obligation shall not extend to computer terminals located outside of premises maintained by the Transfer Agent. The Transfer Agent shall enter into and shall maintain in effect with appropriate parties one or more agreements making reasonable provision for emergency use of electronic data processing equipment to the extent appropriate equipment is available.

     13. DUTY OF CARE AND INDEMNIFICATION. The Transfer Agent shall be obligated to exercise care and diligence and to act in good faith and to use its best efforts within commercially reasonable limits to insure the accuracy and completeness of all services performed under this Agreement. The Company will indemnify the Transfer Agent against and hold it harmless from any and all losses, claims, damages, liabilities or expenses of any sort or kind (including reasonable counsel fees and expenses) resulting from any claim, demand, action or suit or other proceeding (a "Claim") arising directly or indirectly from any action or thing which the Transfer Agent takes or does or omits to take or do (i) at the request or on the direction of or in reliance on the advice of the Company; (ii) upon Oral or Written Instructions; (iii) in reliance on any records or documents received from the Company or any Agent of the Company, including the prior transfer agent; (iv) under the terms of this Agreement; and (v) the offer or sale of Shares in violation of any requirement under Federal or State Securities Laws, provided that neither the Transfer Agent nor any of its nominees or sub-contractors shall be indemnified against any liability to the Company or to its Shareholders (or any expenses incident to such liability) arising out of the Transfer Agent's or such nominee's or such sub-contractor's own willful misfeasance, bad faith or negligence or reckless disregard of its duties in connection with the performance of its duties and obligations specifically described in this Agreement.

         In any case in which the Company may be asked to indemnify or hold the Transfer Agent harmless, the Company shall be advised of all pertinent facts concerning the situation in question. The Transfer Agent will notify the Company promptly after indemnifying any situation which it believes presents or appears likely to present a claim for indemnification against the Company although the failure to do so shall not prevent recovery by the Transfer Agent except and to the extent the Company has been prejudiced thereby. The Company shall have the option to defend the Transfer Agent against any claim which may be the subject of this indemnification, and, in the event that the Company so elects, such defense shall be conducted by counsel chosen by the Company and reasonably satisfactory to the Transfer Agent, and thereupon the Company shall take over complete defense of the Claim and the Transfer Agent shall sustain no further legal or other expenses in respect of such Claim. The Transfer Agent will not confess any Claim or make any compromise in any case in which the Company will be asked to provide indemnification, except with the Company's prior written consent. The obligations of the parties hereto under this Section shall survive the termination of this Agreement.

     14. CONSEQUENTIAL DAMAGES. In no event and under no circumstances shall either party under this Agreement be liable to the other party for consequential or indirect loss of profits, reputation or business or any other special damages under any provisions of this Agreement or for any act or failure to act hereunder.

     15. TERM AND TERMINATION.

        (a) This Agreement shall be effective as of the dates first written above with respect to the Company's respective series and shall continue until _______, 1998 except as provided in subparagraph (b) of this Section and except that the Company may terminate this Agreement if the Transfer Agent breaches its duty of care set forth in Section 13 and such breach is not cured within ninety (90) days after written notice of the breach has been received by the Transfer Agent from the Company. After _______, 1998, this Agreement shall continue indefinitely until terminated by either party, with or without cause, upon written notice to the other party given at least ninety (90) days prior to such date, except that the Agreement may be terminated at any time as provided in subparagraph (b) of this Section.

        (b) The Transfer Agent represents that it is currently registered with the appropriate Federal Agency for the registration of Transfer Agents, and that it will remain so registered for the duration of this Agreement. The Transfer Agent agrees that it will promptly notify the Company in the event of any material change in its status as a registered Transfer Agent. Should the Transfer Agent fail to be registered with the appropriate Federal agency as a Transfer Agent at any time during this Agreement, the Company may, on written notice to the Transfer Agent, immediately terminate this Agreement.

        (c) Upon termination of this Agreement and (unless this Agreement is terminated pursuant to subparagraph (b) of this Section 15, or unless the Transfer Agent has breached the standard of care in Section 13 and such breach is uncured on the date notice of termination is given) at the expense of the Company, the Transfer Agent will deliver to such successor a certified list of shareholders of the Company (with names and addresses), and all other relevant books, records, correspondence and other Company records or data in the possession of the Transfer Agent, and the Transfer Agent will cooperate with the Company and any successor transfer agent or agents in the substitution process.

     16. CONFIDENTIALITY. Both parties hereto agree that any non public information obtained hereunder concerning the other party is confidential and may not be disclosed to any other person without the consent of the other party, except as may be required by applicable law or at the request of the Commission or other governmental agency. The Transfer Agent agrees that it shall not use any non-public information for any purpose other than performance of its duties or obligations hereunder. The obligations of the parties under this Section shall survive the termination of this Agreement. The Parties further agree that a breach of this Section would irreparably damage the other party and accordingly agree that each of them is entitled, without bond or other security, to an injunction or injunctions to prevent breaches of this provision. Without limiting the foregoing, the Transfer Agent agrees on behalf of itself and its nominees, sub-contractors and employees to treat confidentially all records and other information relative to the Company and its prior, present or potential Shareholders.

     17. ADDITIONAL PORTFOLIOS. In the event that the Company establishes one or more Portfolios in addition to those identified in Exhibit 1, with respect to which the Company desires to have the Transfer Agent render services as transfer agent under the terms hereof, the Company shall so notify the Transfer Agent in writing, and if the Transfer Agent agrees in writing to provide such services, Exhibit 1 shall be amended to include such additional Portfolios.

     18. AMENDMENT. This Agreement may only be amended or modified by a written instrument executed by both parties.

     19. SUBCONTRACTING. On thirty (30) days prior to written notice to the Company, the Transfer Agent may assign its rights and delegate its duties hereunder to any wholly-owned direct or indirect subsidiary of First Data Corporation provided that (i) the delegate agrees with the Transfer Agent to comply with all relevant provisions of the 1940 Act; (ii) the Transfer Agent and such delegate shall promptly provide such information as the Company may request, and respond to such question as the Company may ask, relative to the delegation, including (without limitation) the capabilities of the delegate;
(iii) the delegation of such duties shall not relieve the Transfer Agent of any of its duties hereunder;

     20. MISCELLANEOUS.

        (a) NOTICES. Any notice or other instrument authorized or required by this Agreement to be given in writing to the Company or the Transfer Agent, shall be sufficiently given if addressed to that party and received by it at its office set forth below or at such other place as it may from time to time designate in writing.

                  To the Company:

                           Lee P. Munder
                           President, St. Clair Funds, Inc.
                           480 Pierce Street - Suite 300
                           Birmingham, Michigan  48009

                  To the Transfer Agent:

                           First Data Investor Services Group, Inc.
                           4400 Computer Drive
                           Westborough, Massachusetts 01581
                           Attention:  President

                           with a copy to:  The Transfer Agent's General
                                            Counsel (same address)

        (b) SUCCESSORS. This Agreement shall extend to and shall be binding upon the parties hereto, and their respective successors.

        (c) GOVERNING LAW. This Agreement shall be governed exclusively by the laws of the Commonwealth of Massachusetts without reference to the choice of law provisions thereof.

        (d) COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original; but such counterparts shall, together, constitute only one instrument.

        (e) CAPTIONS. The captions of this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect.

        (f) USE OF TRANSFER AGENT'S NAME. The Company shall not use the name of the Transfer Agent in any Prospectus, Statement of Additional Information, shareholders' report, sales literature or other material relating to the Company in a manner not approved prior thereto in writing; provided, that the Transfer Agent need only receive notice of all reasonable uses of its name which merely refer in accurate terms to its appointment and services hereunder or which are required by any government agency or applicable law or rule.

        (g) USE OF A COMPANY'S NAME. The Transfer Agent shall not use the name of the Company or material relating to the Company on any documents or forms or other internal use in a manner not approved prior thereto in writing; provided, that the Company need only receive notice of all reasonable uses of its name which merely refer in accurate terms to the appointment of the Transfer Agent or which are required by any government agency or applicable law or rule.

        (h) INDEPENDENT CONTRACTORS. The parties agree that they are independent contractors and not partners or co-venturers.

        (i) ENTIRE AGREEMENT; SEVERABILITY. This Agreement and the Schedules attached hereto constitute the entire agreement of the parties hereto relating to the matters covered hereby and supersede and previous agreements. If any provision is held to be illegal, unenforceable or invalid for any reason, the remaining provisions shall not be affected or impaired thereby.



            IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized officers, as of the day and year first above written.


                                      ST. CLAIR FUNDS, INC.

                                      By:     /s/ Lisa Anne Rosen
                                              -------------------

                                      Title:  Secretary and Assistant Treasurer
                                              ---------------------------------



                                      FIRST DATA INVESTOR SERVICES GROUP, INC.

                                      By:     D. Goldberg
                                              -------------------

                                      Title:  Senior Vice President
                                              ---------------------------------

                                   EXHIBIT 1

                              LIST OF PORTFOLIOS
                        DATED AS OF FEBRUARY 4, 1997


Liquidity Plus Money Market Fund
Munder S&P 500 Index Equity Fund
Munder S&P MidCap Index Equity Fund
Munder S&P SmallCap Index Equity Fund
Munder Foreign Equity Fund
Munder Aggregate Bond Index Fund

                                  Schedule A

                             TRANSFER AGENT FEES

LIQUIDITY PLUS MONEY MARKET FUND
--------------------------------
1) Asset Based Charge:                Based on the total net assets of the companies
                                      (as defined below*)

                                      First $2.8 billion of net assets @ 2.0 basis points
                                      Next $2.2 billion of aggregate net assets @ 1.5 basis points
                                      Over $5 billion of aggregate net assets @ 1.0 basis points

   Other Fees:                        IRA accounts will be charged $10.00 per annum
                                      NSCC Transaction Charge is $.15 per financial transaction

2)
   One-Time Conversion Fee:           The conversion expenses are estimated at $150,000 of which
                                      Transfer Agent will absorb 50%

3)
   System Development:                Client defined system enhancements will be agreed upon by
                                      Transfer Agent and Munder Capital and billed at a rate of
                                      $100.00 per hour


- Companies shall include The Munder Funds Trust, The Munder Funds, Inc.
  (other than Munder All-Season Aggressive Fund, Munder All-Season Conservative Fund and Munder All-Season Moderate Fund) and the Liquidity Plus Money Market Fund of St. Clair Funds, Inc.





MUNDER S&P 500 INDEX EQUITY FUND, MUNDER S&P MIDCAP INDEX EQUITY FUND, MUNDER S&P SMALLCAP INDEX EQUITY FUND, MUNDER AGGREGATE BOND INDEX FUND AND MUNDER FOREIGN EQUITY FUND (THE "VARIABLE ANNUITY FUNDS")

$1,000 per month with respect to the Variable Annuity Funds

                                  Schedule B

                            OUT-OF-POCKET EXPENSES

         The Company shall reimburse the Transfer Agent monthly for applicable out-of-pocket expenses, including, but not limited to the following items:

-  Microfiche/microfilm production
-  Magnetic media tapes and freight
-  Printing costs, including certificates, envelopes, checks and stationery
- Postage (bulk, pre-sort, ZIP+4, barcoding, first class) direct pass through to the Company
-  Due diligence mailings
- Telephone and telecommunication costs, including all lease, maintenance and line costs
-  Ad hoc reports
-  Proxy solicitations, mailings and tabulations
-  Daily & Distribution advice mailings
-  Shipping, Certified and Overnight mail and insurance
-  Year-end form production and mailings
- Terminals, communication lines, printers and other equipment specifically required by the Company
-  Duplicating services
-  Courier services
-  Incoming and outgoing wire charges
-  Overtime, as approved by the Company
-  Temporary staff, as approved by the Fund
-  Travel and entertainment, as approved by the Fund
-  Federal Reserve charges for check clearance
-  Record retention, retrieval and destruction costs
-  Third party audit reviews
- Customized systems development after the conversion at the rate of $100.00 per hour
-  Insurance
- Such other miscellaneous expenses reasonably incurred by the Transfer Agent in performing its duties and responsibilities under this Agreement as approved by the Company


     The Company agrees that postage and mailing expenses will be paid on the day of or prior to mailing is agreed with the Transfer Agent. In addition, the Company will promptly reimburse the Transfer Agent for any other unscheduled expenses incurred by the Transfer Agent whenever the Company and the Transfer Agent mutually agree that such expenses are not otherwise properly borne by the Transfer Agent as part of its duties and obligations under the Agreement.

                                   SCHEDULE C

                         DUTIES OF THE TRANSFER AGENT
                         ----------------------------

     1. SHAREHOLDER INFORMATION. The Transfer Agent or its agent shall maintain a record of the number of Shares held by each holder of record which shall include name, address, taxpayer identification and which shall indicate whether such Shares are held in certificates or uncertificated form, and if in certificated form shall include certificate numbers and denominations; historical information regarding the account of each Shareholder, including dividends and distributions paid and the date and price for all transactions on a Shareholder's account; any stop or restraining order placed against the Shareholder's account; any correspondence relating to the current maintenance of a Shareholder's account; information with respect to withholdings; and, any information required in order for the Transfer Agent to perform any calculations contemplated or required by its Agreement with the Company. The Transfer Agent shall keep a record of all redemption checks and dividend checks returned by postal authorities, and shall maintain such records as are required for the Company to comply with the escheat laws of any State or other authority; shall keep a record of all redemption checks and dividend checks returned by the postal authorities for the period of time they are the Transfer Agent of record and for any records provided by and receipt acknowledged by both parties from any prior Transfer Agent by means of a records certification letter; otherwise the Transfer Agent is not responsible for the said records. The Transfer Agent shall maintain such records as are required or The Company to comply with the escheat laws of any state or other authority for the period they are Transfer Agent. The Company will be responsible for notifying and instructing the Transfer Agent to commence the escheatment process on their behalf, for any or all states.

     2. SHAREHOLDER SERVICES. The Transfer Agent or its agent will investigate all inquiries from Shareholders of the Company relating to Shareholder accounts and will respond to all communications from Shareholders and others relating to its duties hereunder and such other correspondence as may from time to time be mutually agreed upon between the Transfer Agent and the Company.

     3. SHARE CERTIFICATES.

        (a) At the expense of the Company, it shall supply the Transfer Agent or its agent with an adequate supply of blank share certificates to meet the Transfer Agent or its agent's requirements therefor. Such Share certificates shall be properly signed by facsimile. The Company agrees that, notwithstanding the death, resignation, or removal of any officer of the Company whose signature appears on such certificates, the Transfer Agent or its agent may continue to countersign certificates which bear such signatures until otherwise directed by Written Instructions.

        (b) The Transfer Agent or its agent shall issue replacement Share certificates in lieu of certificates which have been lost, stolen or destroyed, upon receipt by the Transfer Agent or its agent of properly executed affidavits and lost certificate bonds, in form satisfactory to the Transfer Agent or its agent, with the Company and the Transfer Agent or its agent as obligees under the bond.

        (c) The Transfer Agent or its agent shall also maintain a record of each certificate issued and/or canceled the number of Shares represented thereby and the holder of record. With respect to Shares held in open accounts or uncertificated form, i.e., no certificate being issued with respect thereto, the Transfer Agent or its agent shall maintain comparable records of the record holders thereof, including


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

their names, addresses and taxpayer identification. The Transfer Agent or its agent shall further maintain a stop transfer record on lost and/or replaced certificates.

     4. MAILING COMMUNICATIONS TO SHAREHOLDERS; PROXY MATERIALS. The Transfer Agent or its agent will address and mail to Shareholders of the Company, all communicators by the Company to such Shareholders, including without limitation, confirmations of purchases and sales of Company shares, monthly statements, all reports to Shareholders, dividend and distribution notices and proxy material for the Company's meetings of Shareholders. In connection with meetings of Shareholders, the Transfer Agent or its Agent will prepare Shareholder lists, mail and certify as to the mailing of proxy materials, process and tabulate returned proxy cards, report on proxies voted prior to meetings, act as inspector of election at meetings and certify Shares voted at meetings.

     5. SALES OF SHARES.

        (a) ISSUANCE OF SHARES. Upon receipt of a purchase order from or on behalf of an investor for the purchase of Shares and sufficient information to enable the Transfer Agent to establish a Shareholder account (if it is a new account) and to determine which class of Shares the investor wishes to purchase, and after confirmation of receipt of payment in the form described in the Prospectus for the class of Shares involved, the Transfer Agent shall issue and credit the account of the investor or other record holder with Shares in the manner described in the Prospectus relating to such Shares and shall prepare and mail the appropriate confirmation in accordance with legal requirements.

        (b) SUSPENSION OF SALE OF SHARES. The Transfer Agent or its agent shall not be required to issue any Shares of the Company where it has received a Written Instruction from the Company or official notice from any appropriate authority that the sale of the Shares of the Company has been suspended or discontinued. The existence of such Written Instructions or such official notice shall be conclusive evidence of the right of the Transfer Agent or its agent to rely on such Written Instructions or official notice.

        (c) RETURNED CHECKS. In the event that any check or other order for payment of money is returned unpaid for any reason, the Transfer Agent or its agent will: (i) give prompt notice of such return to the Company or its designee; (ii) place a stop transfer order against all Shares issued as a result of such check or order; and (iii) take such actions as the Transfer Agent may from time to time deem appropriate.

     6. TRANSFER AND REDEMPTION.

        (a) REQUIREMENTS FOR TRANSFER OR REDEMPTION OF SHARES. The Transfer Agent or its agent shall process all requests to transfer or repurchase Shares in accordance with the transfer or redemption procedures set forth in the Company's Prospectus.

        The Transfer Agent or its agent will transfer or redeem Shares upon receipt of Oral or Written Instructions or otherwise pursuant to the Prospectus and Share certificates, if any, properly endorsed for transfer or redemption, accompanied by such documents as the Transfer Agent or its agent reasonably may deem necessary.

        The Transfer Agent or its agent reserves the right to refuse to transfer or redeem Shares until it is satisfied that the endorsement on the instructions is valid and genuine. The Transfer Agent or its agent also reserves the right to refuse to transfer or redeem Shares until it is satisfied that the requested transfer or redemption is legally authorized, and it shall incur no liability for the refusal, in good faith, to make transfers or redemptions which the Transfer Agent or its agent, in its good judgment, deems improper or unauthorized, or until it is reasonably satisfied that there is no basis to any claims adverse to such transfer or redemption.

        (b) NOTICE TO CUSTODIAN AND COMPANY. When Shares are redeemed, the Transfer Agent shall, upon receipt of the instructions and documents in proper form, deliver to the Company's Custodian and to the Company or its designee a notification setting forth the number of Shares to be redeemed. Such redeemed Shares shall be reflected on appropriate accounts maintained by the Transfer Agent reflecting outstanding Shares of the Company involved and Shares attributed to individual accounts.

        (c) PAYMENT OF REDEMPTION PROCEEDS. The Transfer Agent shall, upon receipt of the moneys paid to it by the Custodian for the redemption of Shares, pay such moneys as are received form the Custodian, all in accordance with the procedures described in the Written Instruction received by the Transfer Agent form the Company. It is understood that the Transfer Agent may arrange for the direct payment of redemption proceeds to Shareholders by the Company's Custodian in accordance with such procedures and controls as are mutually agreed upon from time to time by the Company, the Transfer Agent and the Company's Custodian.

        The Transfer Agent shall not process or effect any redemption with respect to Shares of the Company after receipt by the Transfer Agent of notification of the suspension of the determination of the net asset value of the Company, provided the Transfer Agent has had a reasonable time to act on such notification.

     7. DIVIDENDS.

        (a) NOTICE TO AGENT AND CUSTODIAN. Upon the declaration of each dividend and each capital gains distribution by the Board of Directors of the Company with respect to Shares of the Company, the Company shall furnish or cause to be furnished to the Transfer Agent or its agent a copy of a resolution of the Company's Board of Directors certified by the Secretary of The Company setting forth the date of the declaration of such dividend or distribution, the ex-dividend date, the date of payment thereof, the record date as of which shareholders entitled to payment shall be determined, the amount payable per Share to the shareholders of record as of that date, the total amount payable to the Transfer Agent or its agent on the payment date and whether such dividend or distribution is to be paid in Shares of such class at net asset value.

        On or before the payment date specified in such resolution of the Board of Directors, the Custodian of the Company will pay to the Transfer Agent sufficient cash to make payment to the shareholders of record as of such payment date.

        After deducting any amount required to be withheld by any applicable tax laws, riles and/or regulations and/or other applicable laws, the Transfer Agent shall in accordance with the instructions in proper form from a Shareholder and the provisions of the applicable dividend resolutions and Prospectus issue and credit the Account of the Shareholder with Shares, or, if the Shareholder so elects, pay such dividends or distributions in cash.

        In lieu of receiving from the Company's custodian and paying to Shareholders cash dividends or distributions, the Transfer Agent may arrange for the direct payment of cash dividends and distributions to Shareholders by the Company's Custodian, in accordance with such procedures and controls as are mutually agreed upon from time to time by and among the Company, the Transfer Agent and the Company's Custodian.

        The Transfer Agent shall prepare, file with the Internal Revenue Services and other appropriate taxing authorities, and address and mail to Shareholders such returns, forms and information relating to dividends and distributions paid by the Company as are required to be so prepared, filed and mailed by applicable laws, rules and/or resolutions. On behalf of the Company, the Transfer Agent shall mail certain requests for Shareholders' certifications under penalties of perjury and pay on a timely basis to the appropriate Federal authorities any taxes to be withheld on dividends and distributions paid by the Company, all as required by applicable Federal tax laws and regulations.

        (b) INSUFFICIENT FUNDS FOR PAYMENTS. If the Transfer Agent or its agent does not receive sufficient cash from the Custodian to make total dividend and/or distribution payments to all shareholders of the Company as of the record date, the Transfer Agent or its agent will, upon notifying the Company, withhold payment to all Shareholders of record as of the record date until sufficient cash is provided to the Transfer Agent or its agent.

     8. COOPERATION WITH ACCOUNTANTS. The Transfer Agent shall cooperate with the Company's independent public accountants and shall take all reasonable action in the performance of its obligations under its agreement with the Company to assure that the necessary information is made available to such accountants for the expression of their opinions as much as they may be required by the Company from time to time.

     9. OTHER SERVICES. In accordance with the Prospectus and such procedures and controls as are mutually agreed upon from time to time by and among the Company, the Transfer Agent and the Company's Custodian, the Transfer Agent shall (a) arrange for issuance of Shares obtained through (i) transfers of Funds from Shareholders' accounts at financial institutions, (ii) a pre-authorized check plan, if any and (iii) a right of accumulation, if any;
(b) arrange for the exchange of Shares for shares of such other Funds designated by the Company from time to time; and (c) arrange for systematic withdrawals from the account of a Shareholder participating in a systematic withdrawal plan, if any.

                            EXHIBIT 1 TO SCHEDULE C

                              SUMMARY OF SERVICES


         The services to be performed by the Transfer Agent or its agent shall include the following:

         A. DAILY RECORDS
            -------------

            Maintain daily the following information with respect to each Shareholder account as received:

            -  Name and Address (Zip Code)
            -  Class of Shares
            -  Taxpayer Identification Number
            -  Balance of Shares held by Agent
            -  Beneficial owner code:  i.e., male, female, joint tenant, etc.
            -  Dividend code (reinvestment)
            -  Number of Shares held in certificate form

         B. OTHER DAILY ACTIVITY
            --------------------

            - Answer written inquiries relating to Shareholder accounts (matters relating to portfolio management, distribution of Shares and other management policy questions will be referred to the Company).

            - Process additional payments into established Shareholder accounts in accordance with Written Instruction.

            - Upon receipt of proper instructions and all required documentation, process requests for repurchase of Shares.

            - Identify redemption requests made with respect to accounts in which Shares have been purchased within an agreed-upon period of time for determining whether good Funds have been collected with respect to such purchase and process as agree by the Transfer Agent in accordance with Written Instructions set forth by the Company.

            - Examine and process all transfers of Shares, ensuring that all transfer requirements and legal documents have been supplied.

            -  Issue and mail replacement checks.

            - Open new accounts and maintain records of exchanges between accounts.

            -  Furnish daily requests of transactions in Shares.

            - Calculate sales load or compensation payment (front-end and deferred) and provide such information to the Company, if any.

            -  Calculate dealer commissions for the Company, if any.

            - Provide toll-free lines for direct Shareholder use, plus customer liaison staff with on-line inquiry capacity.

            - Mail duplicate confirmations to dealers of their client's activity, whether executed through the dealer or directly with the Transfer Agent, if any.

            - Identify to each series or class of Shares property belonging to such series or class, and in such reports, confirmations and notices to the Company called for under this Agreement identify the series or class to which such report, confirmation or notice pertains.

         C. DIVIDEND ACTIVITY
            -----------------

            - Calculate and process Share dividends and distributions as instructed by the Company.

            - Compute, prepare and mail all necessary reports to Shareholders or various authorities as requested by the Company. Report to the Company reinvestment plan share purchases and determination of the reinvestment price.

         D. MEETINGS OF SHAREHOLDERS
            ------------------------

            - Cause to be mailed proxy and related material for all meetings of Shareholders. Tabulate returned proxies (proxies must be adaptable to mechanical equipment of the Transfer Agent or its agents) and supply daily reports when sufficient proxies have been received.

            -  Prepare and submit to the Company an Affidavit of Mailing.

            - At the time of the meeting, furnish a certified list of Shareholders, hard copy, microfilm or microfiche and, if requested by the Company, Inspection of Election.

         E. PERIODIC ACTIVITIES
            -------------------

            - Cause to be mailed reports, Prospectuses, and any other enclosures requested by the Company (material must be adaptable to mechanical equipment of Transfer Agent or its agents).

            - Receive all notices issued by the Company with respect to the Shares in accordance with and pursuant to the Articles of Incorporation and By-laws and perform such other specific duties as are set forth in the Articles of Incorporation and By-laws and perform such other specific duties as are set forth in the Articles of Incorporation and By-laws including a giving of notice of a special meeting and notice of redemption in the circumstances and other wise in accordance with all relevant provisions of the Articles of Incorporation and By-laws.

            - Furnish monthly reports of transactions in shares by type (custodial, Company, Keogh, IRA, other) including numbers of accounts.

            - Furnish state-by-state registration and sales reports to the Administrator.

            - Provide detail for underwriter or broker confirmations and other participating dealer Shareholder accounting, in accordance with with such procedures as may be agreed upon between the Company and the Transfer Agent, if any.

            - Provide Shareholder lists and statistical information concerning accounts to the Company.

            - Provide timely notification of Company activity and such other information as may be agreed upon from time to time between the Transfer Agent and the Custodian, to the Company or the Custodian.






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